Exhibit 3.27(b)

LIMITED LIABILITY COMPANY AGREEMENT

OF

INTELSAT USA SALES LLC

This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Intelsat USA Sales LLC (the “Company”), dated as of January 12, 2011, is entered into by Intelsat Corporation, a Delaware corporation, as sole member of the Company.

WHEREAS, the Company was formed on December 27, 2010.

NOW, THEREFORE, the Member (as defined herein) hereby sets forth the limited liability company agreement of the Company:

ARTICLE I

General

Section 1.1 Name. The name of the Company is Intelsat USA Sales LLC.

Section 1.2 Business Purpose. The Company is organized for the purpose of carrying on any lawful business, purpose or activity permitted it under Section 18-106 of the Act (as defined herein) or any successor provision and all activities reasonably necessary or conducive to such purpose.

ARTICLE II

The Member; Manager

Except as may be otherwise provided by law or in this Agreement, the business and affairs of the Company shall be managed by or under the direction of the Member as the manager of the Company (the “Manager”). The Member may by resolution of Managers appoint a Board of Managers that may act as the Manager. The Member and any officer of the Member or of the Company shall be an authorized person of the Company for all purposes under the Act. The execution, delivery and filing of the Certificate of Formation of the Company, dated December 27, 2010, in the office of the Secretary of State of the State of Delaware on December 27, 2010 by Sajid Ajmeri, as an authorized person of the Company, are hereby ratified, confirmed and approved.

ARTICLE III

Officers

Section 3.1 Powers; Appointment. The officers of the Company shall be appointed by the Manager and shall initially be those persons stated on Annex A hereto. Officers of the Company shall have such powers and duties in the management of the Company as shall be granted by the Manager that are not inconsistent with this Agreement. Officers may designate representatives or agents to act on their behalf, such designees having the powers granted to them by the officers. No officer shall have, and such officers’ designees shall not have, powers in excess of those granted to such officer. Any number of offices may be held by the same Person (as defined herein).

Section 3.2 Term of Office; Resignation; Removal; Vacancies. Each officer shall hold office until his or her successor is appointed by the Manager or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Company. Such resignation shall take effect at the time specified therein, and unless otherwise specified therein no acceptance of such resignation shall be necessary to make it effective. Any officer may be removed by the Manager, with or without cause. Any such removal shall be without prejudice to the contractual rights of such officer, if any, with the Company, but the appointment of an officer shall not of itself create contractual rights. A vacancy created by the resignation, death or removal of any officer shall be filled by the Manager.

ARTICLE IV

Certificates of Limited Liability Company Interests

Section 4.1 Certificates. Upon request by the Member, the Member shall be entitled to have a certificate signed by or in the name of the Company representing the limited liability company interests in the Company owned by the Member.

Section 4.2 Lost, Stolen or Destroyed Certificates; Issuance of New Certificates. The Company may issue a new certificate of limited liability company interest in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

Section 4.3 Article 8 Opt-in. The Company hereby irrevocably elects that all interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and each other applicable jurisdiction. Any certificate evidencing membership interests in the Company shall bear the following legend: “This certificate evidences an interest in Intelsat USA Sales LLC and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law, each other applicable jurisdiction.” This provision shall not be amended, and any purported amendment to this provision shall not take effect, until all outstanding certificates have been surrendered for cancellation.

ARTICLE V

Ownership and Contributions

Section 5.1 Ownership. (a) The Member shall own all of the limited liability company interests of the Company.

(b) The Company shall be the owner of all capital and property (whether real, tangible or intangible) and rights conveyed to it. The Member has no interest in specific capital or property of the Company, including capital or property sold, transferred or otherwise conveyed by the Member to the Company.

Section 5.2 Contributions. The valuation of any contributions of capital or property by the Member shall be determined by the Manager as of the date such property is accepted by the Company.

Section 5.3 Interest on Capital Contributions. The Member shall not be entitled to interest on its capital contributions.

ARTICLE VI

Allocations; Distributions; Limited Liability Company Interests

Section 6.1 Allocation and Determination of Profit and Loss. Profits and Losses (as defined herein) for any Fiscal Year (as defined herein) shall be allocated to the Member in accordance with aggregate capital contributions.

Section 6.2 Distributions. All distributions of cash or other assets of the Company shall be made to the Member in accordance with aggregate capital contributions. Notwithstanding provisions to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its limited liability company interests in the Company if such distribution would violate the Act or other applicable law.

ARTICLE VII

Dissolution and Winding Up

Section 7.1 Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of any one of the following events:

 (i) a Member vote;

(ii) a judicial decree under the Act; or

(iii) upon the bankruptcy, dissolution or liquidation of any Member.

Section 7.2 Winding Up. (a) Upon dissolution of the Company, the Company’s affairs shall be wound up by the Manager (as liquidating trustee) or another Person appointed as liquidating trustee.

(b) Upon the winding up of the Company, after satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for the payment thereof) to the extent required by the Act, all remaining cash and other assets of the Company shall be distributed to the Member in accordance with aggregate capital contributions.

ARTICLE VIII

Transfers of Limited Liability Company Interests

A Member shall not Transfer (as defined herein) all or any part of its limited liability company interests in the Company, without the unanimous consent of any other Member or Members. Any Transfer in violation of the foregoing shall be deemed null and void. A transferee shall be admitted as a member of the Company, subject to the foregoing provisions, upon the execution of a counterpart signature page to this Agreement.

ARTICLE IX

Admission of Members

No Person may be admitted as an additional member of the Company without the unanimous consent of the Member or Members, as applicable. A Person shall be admitted as an additional member of the Company, subject to the foregoing provisions, upon the execution of a counterpart signature page to this Agreement.

ARTICLE X

Cessation of Membership

A Member shall cease to be a Member only by the bankruptcy, dissolution or liquidation of such Member or any other Member, or by the transfer by the Member of all of its limited liability company interests in the Company.

ARTICLE XI

Miscellaneous

Section 11.1 Fiscal Year. Except as otherwise determined by the Member, the fiscal year of the Company (the “Fiscal Year”) shall be the fiscal year of the Member.

Section 11.2 Seal. The Company may have a seal which shall have the name of the Company inscribed thereon and shall be in such form as may be approved from time to time by any officer of the Company. The Company seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Section 11.3 Waiver of Notice. Whenever notice is required to be given by law or under any provision of this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting need be specified in any written notice or waiver of notice of meeting.

Section 11.4 Fiduciary Duties. To the extent that, at law or in equity, the Member, Manager or any officer of the Company has duties (including fiduciary duties) and liabilities relating thereto to the Company or to another Member, Manager or officer of the Company, (a) such Person acting under this Agreement shall not be liable to the Company or to any other Person as a consequence of such Person’s good faith reliance on the provisions of this Agreement and (b) such Person’s duties and liabilities are restricted or eliminated by the provisions of this Agreement to the extent that such provisions restrict or eliminate the duties and liabilities of such Persons otherwise existing at law or in equity.

Section 11.5 Liability and Indemnification of Member, Managers, Officers and Employees of the Company. (a) No Member, Manager or officer of the Company shall have any liability under this Agreement or under the Act except as provided herein or as required by the Act. Except as required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member, Manager or officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or acting as the Manager or an officer of the Company. The Member shall be liable to the Company for any additional capital contributions that it may become expressly obligated in writing to make to the Company and as may otherwise be required pursuant to the Act. No Member, Manager or officer of the Company shall be liable for any debts, obligations and liabilities, whether arising in contract, tort or otherwise, of any other Member, Manager or officer of the Company. No Member, Manager or officer of the Company shall be required by this Agreement to loan the Company any funds.

(b) Except with respect to any loss, claim, damage or liability resulting from bad faith or excluded under paragraph (c) of this Section (an “Excluded Claim”), the Company shall indemnify to the full extent permitted by law any Person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person or such Person’s testator or intestate is or was a Member, Manager, officer or employee of the Company, or serves or served at the request of the Company or any other enterprise, as a member, manager, director, officer or employee. At the discretion of the Company, expenses, including attorneys’ fees, incurred by any such Person in defending any action, suit or proceeding shall be paid or reimbursed by the Company upon receipt by it of an undertaking of such Person to repay such expenses if it shall ultimately be determined that such Person is not entitled to be indemnified by the Company. The rights provided to any Person by this Section shall be enforceable against the Company by such Person who shall be presumed to have relied upon it in serving or continuing to serve as a member, manager, director, officer or employee as provided above.

(c) The Company shall not indemnify any officers of the Company if such Person, in his or her capacity as an officer of the Company, authorizes or approves a contract or transaction between the Company and any affiliate of such officer, and in so doing (i) failed to act in good faith and in a manner that such officer believed to be in or not opposed to the best interests of the Company and (ii) in the case of any criminal action or proceeding, had reasonable cause to believe his or her conduct was unlawful.

Section 11.6 Amendment of this Agreement. This Agreement may not be amended, supplemented or repealed other than by the approval of the Member.

Section 11.7 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

Section 11.8 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Act” shall mean the Delaware Limited Liability Company Act (6 Del. C. §18-101 et seq.), as amended.

“Member” shall mean Intelsat Corporation, any substitute member therefor appointed in accordance with the provisions of this Agreement and any additional member of the Company appointed in accordance with the provisions of this Agreement, each in its capacity as a member of the Company and, if the context requires, collectively, all current members of the Company appointed in accordance with the provisions of this Agreement.

“Person” shall mean a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Profits” and “Losses” shall mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Transfer” shall mean any sale, exchange, transfer, assignment (including those by operation of or succession by law), pledge, hypothecation, creation of any lien, security interest or other encumbrance or other disposition. A Transfer shall not include transfers of the right to receive Profits and Losses allocations to any wholly-owned subsidiaries of the Member.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the day and year first above written.

INTELSAT CORPORATION

/s/ Hank Courson
Name: Hank Courson
Title: Vice President

[Intelsat USA Sales LLC – Operating Agreement]

Annex A

Stephen Spengler, Chairman
Patricia Casey, Secretary
Kurt Riegelman, Vice President